EXHIBIT 10.24 SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION
Summary of FBL Financial Group, Inc.
Named Executive Officer Compensation – 2008
     The table below summarizes certain calendar year 2008 compensation information regarding FBL Financial Group, Inc.’s Chief Executive Officer, Chief Financial Officer and the other three highest compensated Executive Officers, (collectively the “Named Executive Officers”). These salaries are subject to change at the discretion of the Management Development and Compensation Committee and/or Board of Directors of the Company. These salaries do not include the Company’s contributions to defined benefit and contribution plans and the Company’s contributions to other employee benefit programs on behalf of the Named Executive Officers.

Name and Title	2008 Base	2008 Non-equity	2008 Stock	2008 Restricted
	Salary	Incentive Plan	Option Grant	Stock Grant
		threshold, target, cap	(#shares) (2)	(#shares) (3)
		as % of eligible pay,
		payable in 2009 (1)
James W. Noyce, CEO	$732,000	45-90-180%	70,000	30,000
James P. Brannen, CFO	$416,250	30-60-120%	26,411	14,554
Bruce A. Trost, Executive VP Property/Casualty Companies	$410,141	30-60-120%	26,023	14,341
JoAnn Rumelhart, Executive VP Farm Bureau Life	$381,280	30-60-120%	24,192	3,333
John M. Paule, Executive VP EquiTrust Life	$390,246	30-60-120%	24,761	13,645
(1) Payable pursuant to the FBL Financial Group, Inc. 2008 Management Performance Plan. Goals for the plan are set annually in such areas as membership accounts, insurance and annuity premium volume, expense controls and earnings per share. Payments are made in early February of the year following performance, upon certification by the Management Development and Compensation Committee of the level of goal attainment.
(2) Annually granted in mid-January pursuant to the 2006 Class A Common Stock Compensation Plan at date of grant closing stock price as the exercise price; vest in five annual installments and expire in ten years. The grants are incentive stock options to the extent permitted by tax law, with the remaining shares being nonqualified stock options.
(3) Annually issued in February pursuant to the 2006 Class A Common Stock Compensation Plan; these restricted shares are subject to forfeiture if Company performance goals (measured by earnings per share and return on equity) and other conditions are not met during the three years ended December 31, 2010, and assume that expected operations will result in earning the target amount of approximately 50% of the amount granted.